Exhibit 99.1

NOCTURNE ACQUISITION CORPORATION ANNOUNCES

TERMINATION AND LIQUIDATION OF TRUST ACCOUNT

SANTA ANA, CA – April 17, 2024 – Nocturne Acquisition Corp. (NASDAQ: MBTCU) (the “Company”), announced today that it will be unable to complete an initial business combination with Cognos Therapeutics, Inc. and intends to liquidate the Trust Account.

In connection with the liquidation of the Trust Account, the Company will redeem all of the outstanding public shares of common stock (the “Public Shares”) at a per-share redemption price of approximately $11.79, after taking into account the removal of a portion of the accrued interest in the Trust Account to pay taxes and dissolution expenses. As of the close of business on or about April 18, 2024, the Public Shares will be deemed cancelled and stockholders will have the right to receive the redemption amount.

In order to provide for the disbursement of funds from the Trust Account, the Company has instructed Continental Stock Transfer & Trust Company (“Continental”), the trustee of the Trust Account, to take all necessary actions to liquidate the Trust Account. Record holders will receive their pro rata portion of the proceeds of the Trust Account by delivering their Public Shares to Continental, the Company's transfer agent. Beneficial owners of Public Shares held in "street name," however, will not need to take any action in order to receive the redemption amount. The redemption of the Public Shares is expected to be completed on or about April 18, 2024.

The Company’s sponsor has agreed to waive its redemption rights with respect to its founder shares and private units.

The Company expects that the Nasdaq Stock Market LLC will file a Form 25 with the United States Securities and Exchange Commission (the "SEC") to delist the Company’s securities. The Company thereafter expects to file a Form 15 with the SEC to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended.

About Nocturne Acquisition Corp.

The Company is a blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern the Company’s expectations, strategy, plans or intentions. Such forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties. The Company does not undertake any obligation to update forward-looking statements as a result of new information, future events or developments or otherwise.

MBTC Company/Media Contact:

investors@nocturnecorp.com

media@nocturnecorp.com

MBTC Investor Relations Contact:

Chris Tyson/Doug Hobbs

SPAC Alpha IR+

(949) 491-8235

MBTC@mzgroup.us